Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB DELIVERS STRONG SECOND QUARTER EPS

Reported EPS $0.62; adjusted EPS $0.72, +13%

2012 adjusted EPS forecast range narrowed to $2.95-$3.02, +16% to 19%, from prior $2.95-$3.05

2012 SECOND QUARTER HIGHLIGHTS:

•                  Record sales of $3.0 billion, +74%, including the impact of the Nalco merger.

•                  Fixed currency sales +6% compared with second quarter 2011 pro forma fixed currency sales including Nalco operations.

•                  Reported second quarter diluted EPS $0.62, including integration and restructuring charges related to the Nalco merger.

•                  Record second quarter adjusted EPS $0.72, +13%, excluding special gains and charges and discrete tax items.

•                  Results led by Global Energy, Latin America, Kay and Healthcare operations.

	Second Quarter Ended June 30
	(unaudited)
	Reported			Adjusted*
	Second Quarter		%	Second Quarter		%
(Millions, except per share)	2012	2011	change	2012	2011	change

Net Sales	$2,958.7	$1,698.8	74%	$2,958.7	$1,698.8	74%
Operating Income	326.5	198.3	65%	371.2	228.4	63%
Net Income Attributable to Ecolab	$184.5	$125.9	47%	$214.5	$150.0	43%

Diluted Net Income Per Share	$0.62	$0.53	17%	$0.72	$0.64	13%

* These non-GAAP measures are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., July 31, 2012:  Ecolab delivered solid second quarter sales and earnings results, as adjusted earnings per share increased 13% over last year and reached the top end of Ecolab’s forecasted range. Results were led by its Global Energy, Latin America, Kay and Healthcare businesses.

In order to provide a meaningful comparison of the results of operations, where applicable, results for the second quarter of 2012 are compared against pro forma results for the second quarter of 2011. The pro forma 2011 results are based on the historical consolidated financial statements of Ecolab and Nalco and were prepared to illustrate the effects of the merger with Nalco.  In addition, beginning in first quarter 2012, adjustments were made to move certain water treatment-related business from the U.S. Cleaning and Sanitizing and International Cleaning, Sanitizing and Other Services segments to the Global Water segment, consistent with how these businesses are now managed.  This supplemental pro forma financial information is located on our website at www.ecolab.com/investor and in Ecolab’s report on Form 8-K filed April 27, 2012.

	Second Quarter Ended June 30 (unaudited)
	Reported		%	Adjusted Fixed Currency		%
(Millions, except per share)	2012	2011	Change	2012	2011*	Change
Net Sales	$2,958.7	$1,698.8	74%	$2,937.8	$2,770.6	6%
Operating Income	326.5	198.3	65%	369.2	316.1	17%

*Amounts represent the pro forma equivalent to the 2012 amounts presented.

Ecolab’s reported sales rose 74% to a record $3.0 billion in the second quarter of 2012. Second quarter sales reflect the inclusion of the Nalco merger, which closed December 1, 2011.  Second quarter 2012 sales rose 3% when compared with second quarter 2011 pro forma sales.  Second quarter 2012 fixed currency sales rose 6% compared with second quarter 2011 pro forma fixed currency sales.

Second quarter 2012 reported operating income increased 65% to $327 million; adjusted operating income of $371 million increased 14% compared with second quarter 2011 pro forma adjusted operating income.  Second quarter 2012 adjusted fixed currency operating income of $369 million increased 17% when compared with second quarter 2011 pro forma adjusted fixed currency operating income.

Second quarter 2012 reported net income attributable to Ecolab increased 47% to $185 million, representing $0.62 per diluted share, and included Nalco merger integration and restructuring charges.

Both second quarter 2012 and 2011 results include special gains and charges and discrete tax items.  Excluding those items, second quarter 2012 adjusted net income attributable to Ecolab rose 43% to $215 million, and adjusted diluted earnings per share increased 13% to $0.72.  Second quarter 2011 adjusted diluted earnings per share were $0.64.  Currency translation had an unfavorable effect of $0.02 on reported and adjusted diluted earnings per share in the second quarter of 2012.

Segment review

Second quarter 2012 sales for U.S. Cleaning & Sanitizing operations rose 1% to $761 million.  Adjusted for the transfer of certain water treatment-related business from the U.S. Cleaning and Sanitizing segment to the Global Water segment, sales increased 5% when compared with second quarter 2011 pro forma sales.  Kay and Healthcare led the growth.  U.S. Cleaning & Sanitizing operating income increased 19% to $170 million compared with the year ago period; U.S. Cleaning & Sanitizing operating income increased 17% when compared with second quarter 2011 pro forma operating income.

U.S. Other Services sales increased 4% to $122 million in the second quarter.  Operating income grew 16% to $19 million.

Sales for International Cleaning, Sanitizing and Other Services operations, when measured at fixed currency rates, grew 3% to $796 million in the second quarter.  Sales increased 5% in fixed currencies when compared with second quarter 2011 pro forma fixed currency sales, led by strong growth in Latin America operations, good gains in Asia Pacific and modest growth in Europe. International Cleaning, Sanitizing and Other Services fixed currency operating income increased 19% to $82 million in the second quarter when compared with a year ago; fixed currency operating income increased 21% when compared with second quarter 2011 pro forma fixed currency operating income, led by margin improvement in Europe.  When measured at public currency rates, International Cleaning, Sanitizing and Other Services sales were $809 million and operating income was $84 million.

Global Water sales, when measured at fixed currency rates, were $510 million, increasing 1% when compared with second quarter 2011 pro forma fixed currency sales.  Continued good overall trends in North America and Latin America offset soft demand from heavy industrial users in Europe and Asia in the quarter.  Fixed currency operating income was $55 million in the second quarter, representing a 5% increase when compared with second quarter 2011 pro forma fixed currency operating income.  When measured at public currency rates, Global Water sales were $514 million and operating income was $55 million.

Global Paper sales, when measured at fixed currency rates, declined 2% to $201 million in the second quarter when compared with second quarter 2011 pro forma fixed currency sales.  Modest growth in Latin America and Europe sales were more than offset by soft packaging sales in North America and Asia, as well as the strategic elimination of certain low margin business.  Fixed currency operating income declined 9% to $19 million in the second quarter when compared with second quarter 2011 pro forma fixed currency operating income. When measured at public currency rates, Global Paper sales were $202 million and operating income was $19 million.

Global Energy sales, when measured at fixed currency rates, grew 19% to $548 million in the second quarter when compared with second quarter 2011 pro forma fixed currency sales, with strong growth in all business segments.  Fixed currency operating income increased 18% to $79 million in the second quarter when compared with second quarter 2011 pro forma fixed currency operating income.  When measured at public currency rates, Global Energy sales were $551 million and operating income was $79 million.

The Corporate segment includes amortization from the Nalco merger intangible assets, merger integration costs, investments in the development of business systems and other corporate investments made as part of Ecolab’s ongoing efforts to improve our efficiency and returns.  The Corporate segment also includes special gains and charges.  Special gains and charges for the second quarter 2012 of $45 million ($33 million after-tax) primarily consisted of charges for Nalco merger-related restructuring and integration costs as well as charges from the European restructuring plan previously announced in 2011. Special gains and charges for the second quarter 2011 of $30 million ($25 million after-tax) primarily consisted of charges from the previously announced European restructuring plan.

The reported income tax rate for the second quarter 2012 was 30.2% and compared with the reported rate of 31.9% in the second quarter 2011.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate in the second quarter 2012 was 30.6% compared with 30.2% for the same period last year.

Ecolab reacquired 1.3 million shares of its common stock during the second quarter under its share repurchase program.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman and Chief Executive Officer said, “We continued to perform well in the second quarter as our balanced businesses showed good gains against mixed global economies, benefiting from new account gains and teamwork among our combined sales forces.  We also continued to make excellent progress delivering on our integration and synergy objectives.

“We expect to deliver a strong year.  While we face increasing headwinds from slowing economic activity and unfavorable currencies, we continue to work aggressively to drive superior sales growth and margin expansion as we benefit from our strengthened product portfolio and our strong focus on execution.

“We remain focused on our opportunities and the effective execution of our business approach.  Our value proposition for customers remains compelling — delivering improved results at lower total costs for our customers — and we are using this winning combination to secure new business.  We are in a terrific position — we have the best technology, the best and largest sales and service teams and great growth opportunities.  We are committed to driving our business and delivering better results for our customers and shareholders in 2012, and setting ourselves up for further gains in the years to come.”

Business Outlook

2012

Ecolab narrowed its 2012 full-year adjusted earnings per share forecast to $2.95 to $3.02, representing a 16% to 19% increase over the prior year.  Ecolab’s prior forecast was $2.95 to $3.05.

Special gains and charges for the full year 2012 are expected to be approximately a $0.65 per share net charge, primarily driven by restructuring charges and Nalco merger and integration costs.  Future amounts related to discrete tax items for 2012, if any, are not currently quantifiable.

2012 — Third Quarter

Ecolab expects third quarter adjusted earnings per share in the $0.83 to $0.87 range compared with adjusted earnings per share of $0.75 a year ago. When compared with the combined companies’ pro forma third quarter 2011 performance, we look for mid single-digit fixed currency sales growth, improved adjusted gross margin and SG&A ratios to sales, and a lower adjusted effective tax rate to drive a very attractive adjusted earnings performance in the third quarter.

Our detailed outlook for the third quarter 2012, which includes the impact of the Nalco merger, is as follows:

Adjusted Gross Margins, excluding special gains and charges	approx. 46%

SG&A % of Sales, including impact of purchase accounting	32% - 33%

Interest expense, net	approx. $65 million

Adjusted effective tax rate	29% - 30%

Adjusted EPS, excluding special gains and charges	$0.83 - $0.87

Diluted shares	approx. 300 million

We expect third quarter 2012 special gains and charges, including restructuring charges, to be a net charge of approximately $0.10 per share, which will be primarily Nalco merger-related and European restructuring charges and integration charges related to the Nalco transaction.

Reported third quarter 2011 legacy Ecolab earnings per share of $0.65 included special gains and charges and discrete tax items.  Excluding these items, third quarter 2011 adjusted diluted earnings per share were $0.75.

About Ecolab

With 2011 pro forma sales of $11 billion and more than 40,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning our financial and business prospects, including forecasted 2012 third quarter and full year business results, including sales, adjusted gross margin, selling, general and administrative expense, interest expense, adjusted effective tax rate, special gains and charges, including restructuring charges and Nalco merger and integration costs, discrete tax items and adjusted diluted earnings per share; shares outstanding;

currency and economic headwinds; integration progress; new business; strengthened product portfolio and focus on execution. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include our ability to integrate Nalco and realize the anticipated benefits of the merger; our ability to attract and retain high caliber management talent to lead our business; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to execute key business initiatives; vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; exposure to economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; our ability to develop competitive advantages through innovation; our substantial indebtedness; information technology systems failures; the ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, pro forma sales, pro forma fixed currency sales, adjusted gross margins, fixed currency operating income, pro forma fixed currency operating income, adjusted operating income, pro forma operating income, pro forma adjusted operating income, adjusted effective tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, pro forma adjusted operating income, adjusted net income attributable to Ecolab and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amount excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures (and the second quarter 2011 pro forma equivalent for each) eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2012.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

In order to provide a meaningful comparison of our results of operations, where applicable, we have supplemented our historical financial data with discussion and analysis that compares results for the second quarter of 2012 against pro forma results for the second quarter of 2011. The unaudited pro forma results are based on the historical consolidated results of operations of both Ecolab and Nalco and were prepared to illustrate the effects of our merger with Nalco, assuming the merger had been consummated on January 1, 2010. The unaudited pro forma results are not necessarily indicative of the results of operations that would have actually occurred had the merger been completed as of the date indicated, nor are they indicative of future operating results of the combined company. A schedule of certain pro forma financial information is provided in the table “Operating Segment Information” included in this news release and, together with applicable reconciliations to GAAP, in Ecolab’s current report on Form 8-K filed April 27, 2012.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

SECOND QUARTER & SIX MONTHS ENDED JUNE 30

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions, except per share)	2012	2011	Change	2012	2011	Change

Net sales	$2,958.7	$1,698.8	74%	$5,769.6	$3,217.1	79%

Cost of sales (1)	1,608.9	860.8	87%	3,222.9	1,631.2	98%
Selling, general and administrative expenses	981.7	609.6	61%	1,971.4	1,191.2	65%
Special (gains) and charges (1)	41.6	30.1		83.0	44.7
Operating income	326.5	198.3	65%	492.3	350.0	41%
Interest expense, net (1)	63.9	13.1	388%	150.0	26.6	464%
Income before income taxes	262.6	185.2	42%	342.3	323.4	6%
Provision for income taxes	79.2	59.0	34%	114.8	103.4	11%
Net income including noncontrolling interest	183.4	126.2	45%	227.5	220.0	3%
Less: Net income (loss) attributable to noncontrolling interest (1)	(1.1)	0.3		(6.7)	0.5
Net income attributable to Ecolab	$184.5	$125.9	47%	$234.2	$219.5	7%

Earnings attributable to Ecolab per common share
Basic	$0.63	$0.54	17%	$0.80	$0.95	-16%
Diluted	$0.62	$0.53	17%	$0.79	$0.93	-15%

Weighted-average common shares outstanding
Basic	291.9	231.6	26%	291.7	231.8	26%
Diluted	298.2	236.1	26%	298.1	236.2	26%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2012	2011	2012	2011

Cost of sales
Restructuring	$5.8	$—	$7.9	$0.8
Recognition of Nalco inventory fair value step-up	(2.7)	—	71.2	—
Subtotal cost of sales	3.1	—	79.1	0.8

Special (gains) and charges
Restructuring	25.9	29.8	52.4	40.2
Business structure and optimization	—	0.3	—	0.9
Nalco merger and integration costs	15.7	—	30.6	—
Cleantec acquisition integration charges	—	—	—	3.6
Subtotal special (gains) and charges	41.6	30.1	83.0	44.7

Operating income subtotal	44.7	30.1	162.1	45.5

Interest expense, net
Debt extinguishment costs	—	—	18.2	—

Net income attributable to noncontrolling interest
Recognition of Nalco inventory fair value step-up	—	—	(4.5)	—

Total	$44.7	$30.1	$175.8	$45.5

ECOLAB INC.

OPERATING SEGMENT INFORMATION

SECOND QUARTER & SIX MONTHS ENDED JUNE 30

(unaudited)

	Second Quarter Ended					Six Months Ended
	June 30					June 30
	Reported	Reported	Pro forma	% Change		Reported	Reported	Pro forma	% Change
(millions)	2012	2011	2011	Reported	Pro forma	2012	2011	2011	Reported	Pro forma

Net Sales
U.S. Cleaning & Sanitizing	$760.9	$752.4	$723.8	1%	5%	$1,469.8	$1,433.9	$1,384.9	3%	6%
U.S. Other Services	121.5	116.5	116.5	4%	4%	232.9	223.7	223.7	4%	4%
Int’l Cleaning, Sanitizing & Other Services	796.5	771.9	760.0	3%	5%	1,529.2	1,480.6	1,457.7	3%	5%
Global Water	509.8	—	506.2		1%	1,008.3	—	976.0		3%
Global Paper	200.8	—	203.9		-2%	399.8	—	399.7		0%
Global Energy	548.3	—	460.2		19%	1,085.2	—	877.6		24%
Subtotal at fixed currency rates	2,937.8	1,640.8	2,770.6	79%	6%	5,725.2	3,138.2	5,319.6	82%	8%
Effect of foreign currency translation	20.9	58.0	96.1			44.4	78.9	132.7
Consolidated	$2,958.7	$1,698.8	$2,866.7	74%	3%	$5,769.6	$3,217.1	$5,452.3	79%	6%

Operating Income
U.S. Cleaning & Sanitizing	$170.3	$143.0	$145.1	19%	17%	$298.7	$254.9	$260.8	17%	15%
U.S. Other Services	18.5	15.9	15.9	16%	16%	32.3	30.6	30.6	6%	6%
Int’l Cleaning, Sanitizing & Other Services	82.4	69.4	67.9	19%	21%	130.5	113.4	110.9	15%	18%
Global Water	54.8	—	52.4		5%	97.8	—	91.0		7%
Global Paper	18.7	—	20.5		-9%	37.0	—	40.6		-9%
Global Energy	78.8	—	67.0		18%	163.2	—	122.1		34%
Corporate	(99.0)	(35.7)	(85.4)			(270.5)	(56.3)	(15.9)
Subtotal at fixed currency rates	324.5	192.6	283.4	68%	15%	489.0	342.6	640.1	43%	-24%
Effect of foreign currency translation	2.0	5.7	9.4			3.3	7.4	11.4
Consolidated	$326.5	$198.3	$292.8	65%	12%	$492.3	$350.0	$651.5	41%	-24%

Note: The Corporate segment includes amortization from the Nalco merger’s intangible assets, merger integration costs, investments in the development of business systems and other corporate investments made as part of Ecolab’s ongoing efforts to improve efficiency and returns. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

Pro forma amounts for 2011 reflect the impact of the Nalco merger as if the transaction had been completed as of January 1, 2010, as well as the movement of certain water treatment related business to better align with internal management of those businesses.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	June 30	December 31	June 30
(millions)	2012	2011	2011

Assets
Current assets
Cash and cash equivalents	$304.9	$1,843.6	$163.2
Accounts receivable, net	2,076.9	2,095.3	1,106.7
Inventories	1,071.7	1,069.6	495.5
Deferred income taxes	189.5	164.0	92.8
Other current assets	265.5	223.5	136.0
Total current assets	3,908.5	5,396.0	1,994.2

Property, plant and equipment, net	2,285.1	2,295.4	1,212.7
Goodwill	5,821.8	5,855.3	1,503.3
Other intangible assets, net	4,140.9	4,275.2	429.8
Other assets	309.1	362.8	267.4

Total assets	$16,465.4	$18,184.7	$5,407.4

Liabilities and Equity
Current liabilities
Short-term debt	$1,445.3	$1,023.0	$403.5
Accounts payable	785.1	815.7	400.5
Compensation and benefits	401.0	497.2	271.3
Income taxes	58.1	81.7	36.9
Other current liabilities	761.2	748.7	527.4
Total current liabilities	3,450.7	3,166.3	1,639.6

Long-term debt	4,879.2	6,613.2	703.3
Postretirement health care and pension benefits	994.0	1,173.4	494.4
Other liabilities	1,439.3	1,490.7	227.7
Total liabilities	10,763.2	12,443.6	3,065.0

Equity
Common stock	339.7	336.1	334.9
Additional paid-in capital	4,137.4	3,980.8	1,388.5
Retained earnings	3,677.5	3,559.9	3,417.5
Accumulated other comprehensive loss	(473.7)	(344.9)	(159.5)
Treasury stock	(2,059.1)	(1,865.2)	(2,643.2)
Total Ecolab shareholders’ equity	5,621.8	5,666.7	2,338.2
Noncontrolling interest	80.4	74.4	4.2
Total equity	5,702.2	5,741.1	2,342.4

Total liabilities and equity	$16,465.4	$18,184.7	$5,407.4

Note: The company has revised its consolidated balance sheet as of December 31, 2011 to correct the jurisdictional netting of long-term deferred tax assets and liabilities.  The company believes that these revisions were immaterial to the previously issued financial statements.  Additional information will be included in the company’s Form 10Q for June 30, 2012.

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2011	2011	2011	2011	2011	2011	2011
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.53	$0.93	$0.65	$1.58	$0.34	$1.91

Adjustments:
Special (gains) and charges (1)	0.05	0.11	0.16	0.10	0.26	0.25	0.52
Tax expense (benefits) (2)	0.00	(0.01)	(0.00)	(0.00)	(0.01)	0.03	0.03
Nalco merger impact (3)						0.07	0.08

Adjusted diluted earnings per share (Non-GAAP)	$0.45	$0.64	$1.09	$0.75	$1.84	$0.70	$2.54

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2012	2012	2012	2012	2012	2012	2012
Diluted earnings per share, as reported (U.S. GAAP)	$0.17	$0.62	$0.79

Adjustments:
Special (gains) and charges (4)	0.33	0.11	0.44
Tax expense (benefits) (5)	0.00	(0.01)	(0.00)

Adjusted diluted earnings per share (Non-GAAP)	$0.50	$0.72	$1.22

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2011 include restructuring charges of $9.0 million, $25.2 million, $14.8 million and $8.9 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2011 also include $8.5 million and $37.1 million, net of tax, in the third and fourth quarters, respectively for Nalco merger and integration costs. Special (gains) and charges also include $18.4 million, net of tax, in the fourth quarter related to the modification of a customer agreement and Cleantec acquisition and integration costs of $2.9 million, net of tax, recorded in the first quarter, as well as other items, net of tax.

(2) First quarter 2011 discrete tax expense primarily includes the impact of a change in our blended U.S. state tax rate, partially offset by a discrete tax benefit related to a state refund claim. Second quarter 2011 discrete tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns. Third quarter 2011 discrete tax benefits primarily relate to net benefits from filing our 2010 U.S. federal and other International income tax returns and settlements and adjustments related to prior year tax returns. Fourth quarter discrete tax expense primarily includes a charge related to the realizability of foreign net operating loss carryforwards.

(3) The Nalco merger impact primarily relates to shares issued as consideration for the equity portion of the merger.

(4) Special (gains) and charges for 2012 include restructuring charges of $21.4 million and $23.8 million, net of tax in the first and second quarter, respectively. Special (gains) and charges for 2012 also include $10.0 million and $8.8 million, net of tax, in the first and second quarters, respectively related to Nalco merger and integration costs. Special gains and charges for 2012 also include $56.3 million, net of tax, in first quarter, for the recognition of Nalco inventory fair value step-up. Special (gains) and charges for 2012 also include debt extinguishment costs of $11.4 million, net of tax, in the first quarter.

(5) First quarter 2012 tax expense includes various individually insignificant items, which net to total discrete tax expense of $1.4 million. Second quarter 2012 discrete tax net benefits of $2.6 million primarily include the impact of remeasurement of foreign deferred tax assets and liabilities due to the impact of tax rate changes resulting from a change in tax jurisdiction, offset partially by foreign audit settlements and adjustments.